Exhibit 99.2
Wright Express to Acquire New Zealand-based Financial Automation Limited
Acquisition Will Enable Wright Express to Offer Fleet Card Solutions
to Major Oil Companies in International Markets
SOUTH PORTLAND, MAINE – July 30, 2008 — Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the commercial and government fleet industry in North America, today announced that it has entered into a definitive agreement to acquire the assets of Financial Automation Limited (FAL), a New Zealand-based provider of fuel card processing software solutions, for approximately US$9 million. The transaction is expected to close in the third quarter of 2008.
“We look forward to leveraging FAL’s innovative technology as we work to understand and meet the international fleet card needs of oil companies around the globe,” said Michael Dubyak, chairman, chief executive officer and president of Wright Express. “As a pioneer in the North American fleet card industry, Wright Express will continue to focus on doing what it does best: meeting the complex requirements of its customers, wherever they are located. Acquiring FAL will accelerate our time-to-market as a provider of fleet card solutions in new geographic markets worldwide.”
Wright Express also announced today that it will appoint Joe Czternastek as general manager of international operations. He brings to Wright Express more than 25 years of executive experience in the European corporate card market and specifically in the fuel card markets.
“We are excited to have Joe lead our international efforts,” said Dubyak. “His knowledge of the fuel card industry in Europe is extensive, and he has developed a wide network of senior level contacts with most major players. Currently a consultant to the European fleet card industry, Joe previously was managing director of Overdrive Credit Card and established the pan-European fuel card processing business for Harpur Card services. As a consultant, he has helped oil companies and service providers optimize their fleet card offerings across Europe. Joe’s experience will help drive our international strategy to deliver service excellence throughout the European community and beyond.”
About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 300,000 commercial and government fleets containing 4.5 million vehicles. The Company markets its payment processing services directly and is an outsourcing provider for more than 125 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 700 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit wrightexpress.com.

Exhibit 99.2
This press release contains forward-looking statements, including statements regarding: the impact of the acquisition on the Company’s expansion into international markets; the timing of the closing of the transaction; and, the impact of Mr. Czternastek on the Company’s international strategy and operations.  These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: achievement of the expected benefits of the Company’s acquisitions; volatility in fuel prices; third-quarter and full-year 2008 fueling patterns; the effect of the Company’s fuel-price-related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; potential corporate transactions including alliances, mergers, acquisitions and divestitures; risks related to customer bankruptcies and credit failures; changes in interest rates and the other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed on February 28, 2008, and the Company’s other periodic and current reports.  Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.
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News media contacts:
Jessica Roy
Wright Express
207.523.6763
Jessica_Roy@wrightexpress.com
Investor contact:
Steve Elder
Wright Express
207.523.7769
Steve_Elder@wrightexpress.com